Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, June 26, 2009

STAR BUFFET, INC. FILES FORM 10-Q
FOR FIRST QUARTER FY 2010

SCOTTSDALE, AZ – June 26, 2009 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its first quarter of fiscal 2010 ending May 18, 2009.  Star Buffet, Inc. had revenues of $28.2 million and net income of $854,000, or $0.27 per share on a diluted basis of 3,213,075 of shares outstanding for the sixteen weeks ended May 18, 2009.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of June 26, 2009, Star Buffet, through its subsidiaries, operates 19 Barnhill’s Buffet restaurants, 11 franchised HomeTown Buffets, six JB’s restaurants, five 4B’s restaurants, three K-BOB’S Steakhouses, three BuddyFreddys restaurants, two Western Sizzlin restaurants, two Whistle Junction restaurants, two Holiday House restaurants, two JJ North’s Grand Buffets, two Casa Bonita Mexican theme restaurants, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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